QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on November 2, 2011

Registration No. 333-174661

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 8
to
 FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Groupon, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	7379	27-0903295
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
600 West Chicago Avenue, Suite 620 Chicago, Illinois 60654 312-676-5773 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Andrew D. Mason
Chief Executive Officer
Groupon, Inc.
600 West Chicago Avenue, Suite 620
Chicago, Illinois 60654
312-676-5773
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven J. Gavin, Esq. Matthew F. Bergmann, Esq. Winston & Strawn LLP 35 West Wacker Drive Chicago, Illinois 60601 312-558-5600	David R. Schellhase, Esq. General Counsel Groupon, Inc. 600 West Chicago Avenue, Suite 620 Chicago, Illinois 60654 312-676-5773	Peter M. Astiz, Esq. Gregory M. Gallo, Esq. Jason C. Harmon, Esq. DLA Piper LLP (US) 2000 University Avenue East Palo Alto, California 94303 650-833-2036

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

 EXPLANATORY NOTE

        This pre-effective amendment is being filed solely for the purpose of amending "Part II-Information Not Required in Prospectus."

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with this offering. All expenses will be borne by the registrant (except any underwriting discounts and commissions). All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the NASDAQ Global Select Market listing fee.

SEC registration fee	$87,075
FINRA filing fee	$75,500
NASDAQ Global Select Market listing fee	$250,000
Printing and engraving	$250,000
Legal fees and expenses	$2,500,000
Accounting fees and expenses	$1,500,000
Transfer agent and registrar fees	$10,000
Miscellaneous expenses	$1,032,428

Total	$5,700,000

ITEM 14.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law authorizes a corporation's board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

        As permitted by Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, the registrant's certificate of incorporation to be in effect prior to the closing of this offering includes provisions that eliminate the personal liability of its directors and officers for monetary damages for breach of their fiduciary duty as directors and officers, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit. The registrant's amended and restated certificate of incorporation provides for such limitation of liability.

        In addition, as permitted by Section 145 of the DGCL, the by-laws of the registrant to be effective upon completion of this offering provide that:

  •
  The registrant shall indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant's request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

  •
  The registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

  •
  The registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

  •
  The registrant will not be obligated pursuant to the by-laws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the registrant's board of directors or brought to enforce a right to indemnification.

  •
  The rights conferred in the by-laws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

  •
  The registrant may not retroactively amend the by-law provisions to reduce its indemnification obligations to directors, officers, employees and agents.

        The registrant's policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the DGCL and certain additional procedural protections. The registrant will also maintain directors and officers insurance to insure such persons against certain liabilities.

        These indemnification provisions and the indemnification agreements entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

        The underwriting agreement to be filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act and otherwise.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

        We sold the following shares of our Series D preferred stock, Series E preferred stock, Series F preferred stock, Series G preferred stock, voting common stock and non-voting common stock to the following entities and individuals on the dates set forth below. The issuances of these securities were deemed to be exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act as transactions not involving a public offering. The information set forth below with respect to our voting common stock and non-voting common stock gives effect to (i) the three-for-one forward stock split of our voting common stock and non-voting common stock that was completed in August 2010; (ii) the two-for-one forward stock split of our voting common stock and non-voting common stock that was completed in January 2011; and (iii) the two-for-one forward stock split of our voting common stock and non-voting common stock that was completed in October 2011.

Name of Stockholder	Series D Preferred Stock(1)	Series E Preferred Stock(2)	Series F Preferred Stock(3)	Voting Common Stock(4)	Non-Voting Common Stock(5)	Series G Preferred Stock(6)	Date of Purchase	Total Purchase Price
Entities affiliated with New Enterprise Associates	6,560,174						1/15/08	$4,799,999
Andrew D. Mason					3,600,000		11/1/09	$144,000
Entities affiliated with Accel Growth Fund L.P.		2,932,552					11/17/09	$20,000,005
Entities affiliated with New Enterprise Associates		1,466,276					11/17/09	$10,000,002
The Board of Trustees of Leland Stanford Junior University		7,332					11/17/09	$50,004
Entities affiliated with Digital Sky Technologies			3,113,080				4/16/10	$100,000,000
Entities affiliated with Battery Ventures			1,089,578				4/16/10	$35,000,000

Name of Stockholder	Series D Preferred Stock(1)	Series E Preferred Stock(2)	Series F Preferred Stock(3)	Voting Common Stock(4)	Non-Voting Common Stock(5)	Series G Preferred Stock(6)	Date of Purchase	Total Purchase Price
Goodrec, Inc. stockholders					714,704		5/6/10	(7)
CityDeal Management UG (haftungsbeschraenkt) & Co. Beteiligungs KG				3,960,000			5/15/10	(8)
CD-Inv Holding UG (haftungsbeschraenkt) & Co. Beteiligungs KG				11,878,812			5/15/10	(8)
Entities Affiliated with Oliver and Marc Samwer(9)				23,761,188			5/15/10	(8)
Goodrec, Inc. stockholders					240,000		11/6/10	(10)
Ludic Labs Inc. stockholders					2,460,000		11/30/10	(11)
CityDeal Management UG (haftungsbeschraenkt) & Co. Beteiligungs KG				4,020,000			12/1/10	(12)
CD-Inv Holding UG (haftungsbeschraenkt) & Co. Beteiligungs KG				12,058,800			12/1/10	(12)
Entities Affiliated with Oliver and Marc Samwer(9)				27,121,200			12/1/10	(12)
Entities affiliated with The Growth Fund of America, Inc.						5,539,730	12/17/10	$175,000,071
Entities affiliated with Fidelity Investments						3,165,559	12/17/10	$100,000,009
Entities affiliated with Morgan Stanley Investment Management						2,374,170	12/17/10	$75,000,030
Entities affiliated with T. Rowe Price						3,165,559	12/17/10	$100,000,009
Allen & Company, LLC						126,622	1/11/11	$3,999,989
Entities affiliated with DST Global Limited						1,614,436	1/11/11	$51,000,033
Andreessen Horowitz Fund II, L.P.						1,266,223	1/11/11	$39,999,985
Entities affiliated with Battery Ventures VIII, L.P.						728,079	1/11/11	$23,000,016
Entities affiliated with Greylock XIII Limited Partnership						2,057,613	1/11/11	$64,999,995
Guy Oseary Family Trust						63,311	1/11/11	$1,999,994
KPCB Holdings, Inc.						2,057,614	1/11/11	$65,000,026
Entities affiliated with Maverick Fund Private Investments, Ltd.						1,582,780	1/11/11	$50,000,020
SLP Green Holdings, L.L.C.						1,582,779	1/11/11	$49,999,989
Entities affiliated with TCV Member Fund, L.P.						4,748,339	1/11/11	$150,000,029
Entities affiliated with Howard Schultz					1,899,336		2/10/11	$15,000,006
Matt McCutchen					29,040		2/10/11	$229,343
Placido Arango					126,622		2/10/11	$999,997
Theodore J. Leonsis					126,662		2/10/11	$1,000,313
Pelago Stockholders					380,300		4/18/11	(14)
Zappedy stockholders					426,184		7/15/11	(13)
Entities Affiliated with Oliver and Marc Samwer(15)						2,908,856	7/29/11	(16)

(1)
Each share of Series D preferred stock was converted into 12 shares of Class A common stock on October 31, 2011.

(2)
Each share of Series E preferred stock was converted into 12 shares of Class A common stock on October 31, 2011.

(3)
Each share of Series F preferred stock was converted into 12 shares of Class A common stock on October 31, 2011.

(4)
Each share of voting common stock was converted into one share of Class A common stock on October 31, 2011.

(5)
Each share of non-voting common stock was converted into one share of Class A common stock on October 31, 2011.

(6)
Each share of Series G preferred stock was converted into four shares of Class A common stock on October 31, 2011.

(7)
These shares were issued as partial consideration in connection with the merger of Goodrec, Inc. d/b/a Mobly with and into Groupon Mobly, Inc.

(8)
These shares were issued as consideration in connection with acquisition the of CityDeal Europe GmbH by Groupon Germany GbR.

(9)
Shares issued to CD-Rocket Holdings UG (haftungsbeschraenkt) & Co. Beteiligungs KG is owned by Rocket Internet GmbH, 83.34% of which is owned by European Founders Fund GmbH. European Founders Fund is owned by Oliver Samwer (33.33%), Marc Samwer (33.33%) and Alexander Samwer (33.33%).

(10)
These shares were issued as contingent consideration in connection with the merger of Goodrec, Inc. d/b/a Mobly with and into Groupon Mobly, Inc.

(11)
These shares were issued as partial consideration in connection with the merger of Ludic Labs, Inc. with and into Groupon Ludic, Inc.

(12)
These shares were issued as contingent consideration in connection with the acquisition of CityDeal Europe GmbH by Groupon Germany GbR.

(13)
These shares were issued as consideration in connection with the acquisition of Zappedy, Inc. by Groupon.

(14)
These shares were issued as partial consideration in connection with the acquisition of Pelago, Inc.

(15)
Shares issued to Rocket Asia GmbH & Co. KG is owned by Rocket Internet GmbH, 83.34% of which is owned by European Founders Fund GmbH. European Founders Fund is owned by Oliver Samwer (33.33%), Marc Samwer (33.33%) and Alexander Samwer (33.33%).

(16)
These shares were issued as consideration in connection with an increase in Groupon's interest in E-Commerce King Limited.

        Since January 1, 2008, we have granted options to 664 of our employees or consultants to purchase an aggregate of 37,710,400 shares of our common stock, of which 11,084,412 have been exercised, 8,218,478 have expired and 18,407,510 remain either unvested or unexercised. The weighted average exercise price for the unvested and/or unexercised options is $1.11 per share. In addition, since January 1, 2008, we have granted 20,106,714 restricted stock units to 346 of our employees or consultants, 10,575,100 of which remain unvested. Each of the option and restricted stock unit grants were awarded under either the Company's 2011 Incentive Plan, 2010 Stock Plan or 2008 Stock Option Plan and, subject to the terms of those plans, vest and allow for exercise, as applicable, in accordance with the terms of each individual grant.

        Other than the transactions listed immediately above, we have not issued and sold any unregistered securities in the three years preceding the filing of this registration statement.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a)
  Exhibits. The following exhibits are included herein or incorporated herein by reference:

Exhibit Number		Description
1.1		Form of Underwriting Agreement.
3.1	+	Fifth Amended and Restated Certificate of Incorporation.
3.2	+	Sixth Amended and Restated Certificate of Incorporation.
3.3	+	By-Laws.
3.4	+	Amended and Restated By-Laws.
4.1	+	Specimen Class A common stock certificate of the Registrant.
4.2	+	Third Amended and Restated Investors Rights Agreement, dated as of December 10, 2010, between Groupon, Inc. and certain investors named therein.

Exhibit Number		Description
5.1	+	Opinion of Winston & Strawn LLP.
10.1	+	2008 Stock Option Plan.**
10.2	+	Form of Notice of Grant of Stock Option under 2008 Stock Option Plan.**
10.3	+	2010 Stock Plan.**
10.4	+	Form of Notice of Grant of Stock Option under 2010 Stock Plan.**
10.5	+	Form of Notice of Restricted Stock Unit Award under 2010 Stock Plan.**
10.6	+	Employment Agreement, dated as of November 1, 2009, by and between Groupon, Inc. and Andrew D. Mason.**
10.7	+	Amendment to Employment Agreement, dated as of December 15, 2010, by and between Groupon, Inc. and Andrew D. Mason.**
10.8	+	Amended and Restated Employment Agreement, dated as of April 29, 2011, by and between Groupon, Inc. and Jason Child.**
10.9	+	Employment Agreement, dated as of March 15, 2010, by and between Groupon, Inc. and Robert S. Solomon.**
10.10	+	Amendment to Employment Agreement, dated as of December 15, 2010, by and between Groupon, Inc. and Robert S. Solomon.**
10.11	+	Employment Agreement, dated as of November 30, 2010, by and between Groupon, Inc., Groupon Ludic, Inc. and Brian Totty.**
10.12	+	Consulting Contract, dated May 12, 2010, between CityDeal Europe GmbH and Oliver Samwer, as amended.**
10.13	+
Share Exchange and Transfer Agreement, dated as of May 15, 2010, by and among CD-Inv Holding UG, CD-Rocket Holding UG, CityDeal Management UG, CityDeal Europe GmbH, Groupon German GbR and Groupon, Inc.
10.14	+	Earn-out Agreement, dated as of May 15, 2010, by and among CD-Inv Holding UG, CD-Rocket Holding UG, CityDeal Management UG, CityDeal Europe GmbH, Groupon German GbR and Groupon, Inc.
10.15	+
First Amendment to Earn-Out Agreement, dated as of September 14, 2010, by and among CD-Inv Holding UG, CD-Rocket Holding UG, CityDeal Management UG, CityDeal Europe GmbH, Groupon German GbR and Groupon, Inc.
10.16	+
Second Amendment to Earn-Out Agreement, dated as of November 30, 2010, by and among CD-Inv Holding UG, CD-Rocket Holding UG, CityDeal Management UG, CityDeal Europe GmbH, Groupon German GbR and Groupon, Inc.
10.17	+	Agreement of Lease, dated as of October 14, 2010, by and between 600 West Chicago Associates LLC and Groupon, Inc.
10.18	+	Sublease, dated as of June 2010, by and between Lightbank LLC and Groupon, Inc.
10.19	+	Office Sublease Agreement, dated as of June 23, 2009, by and between InnerWorkings, Inc. and The Point.
10.20	+	Agreement of Lease, dated as of December 7, 2010, by and between 600 West Chicago Associates LLC and Groupon, Inc.

Exhibit Number		Description
10.21	+	Agreement and Plan of Merger, dated as of May 6, 2010, by and among Groupon, Inc., Groupon Mobly, Inc., Goodrec, Inc. and the Stockholders' Representative named therein.
10.22	+	Agreement and Plan of Merger, dated as of November 30, 2010, by and among Groupon, Inc., Groupon Ludic, Inc., Ludic Labs, Inc. and the Stockholders' Representative named therein.
10.23	+	Separation Agreement and General Release, dated as of April 6, 2011, by and between Groupon, Inc. and Ken Pelletier.**
10.24	+	Transition Services and Separation Agreement and Mutual General Release, dated as of April 5, 2011, by and between Groupon, Inc. and Robert S. Solomon.**
10.25	+	Employment Agreement, dated as of April 15, 2011, by and between Groupon, Inc. and Mary Margaret H. Georgiadis.**
10.26	+	Letter Agreement, dated as of August 11, 2010, by and between Qpod.inc, IVP Fund A, L.P., IVP Fund B, L.P. and Groupon B.V. and Groupon, Inc.
10.27	+	Form of Indemnification Agreement**
10.28	+	2011 Incentive Plan**
10.29	+	Amendment to Transition Services and Separation Agreement and Mutual General Release, dated as of July 25, 2011, by and between Groupon, Inc. and Robert S. Solomon.**
10.30	+	Consulting Contract, dated May 12, 2010, between CityDeal Europe GmbH and Marc Samwer, as amended.**
10.31	+	Confidential Separation Agreement and General Mutual Release, dated as of October 17, 2011, by and between Mary Margaret H. "Margo" Georgiadis and Groupon, Inc.**
10.32	+
Amendment No. 1 to Agreement and Plan of Merger, dated as of September 22, 2011, by and between Groupon, Inc. and Mihir Shah, as the stockholders' representative on behalf of the stockholders named therein.
21.1	+	Subsidiaries of Groupon, Inc.
23.1	+	Consent of Ernst & Young LLP for Groupon, Inc.
23.2	+	Consent of Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft.
23.3	+	Consent of Ernst & Young ShinNihon LLC.
23.4	+	Consent of Ernst & Young LLP for Ludic Labs, Inc. and Goodrec, Inc.
23.5	+	Consent of Winston & Strawn LLP (included in Exhibit 5.1).
24.1	+	Power of Attorney.

**
Management contract or compensatory plan or arrangement.

+
Previously filed.

  (b)
  Financial Statement Schedules.

Report of Independent Registered Public Accounting Firm

        The Board of Directors and Stockholders of Groupon, Inc.

        We have audited the consolidated financial statements of Groupon, Inc. as of December 31, 2009 and 2010, and for each of the three years in the period ended December 31, 2010, and have issued our report thereon dated June 2, 2011 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of Form S-1 of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

        In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP
Chicago, Illinois
June 2, 2011

Schedule II—Valuation and Qualifying Accounts

	Balance at Beginning of Year	Charged to Expense	Acquisitions and Other	Balance at End of Year
	(in thousands)
TAX VALUATION ALLOWANCE:
Year ended December 31, 2008	$—	$644	$252	$896
Year ended December 31, 2009	896	682	—	1,528
Year ended December 31, 2010	1,528	50,474	3,954	55,956

        All other schedules have been omitted because they are either inapplicable or the required information has been given in the consolidated financial statements or the notes thereto.

ITEM 17.    UNDERTAKINGS.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act of 1933, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois, on the 2nd day of November, 2011.

GROUPON, INC.
By:	/s/ ANDREW D. MASON
	Name:	Andrew D. Mason
	Title:	Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ANDREW D. MASON Andrew D. Mason	President, Chief Executive Officer and Director (Principal Executive Officer)	November 2, 2011
* Jason E. Child	Chief Financial Officer (Principal Financial Officer)	November 2, 2011
* Joseph M. Del Preto	Chief Accounting Officer (Principal Accounting Officer)	November 2, 2011
* Peter J. Barris	Director	November 2, 2011
* Kevin J. Efrusy	Director	November 2, 2011
* Mellody Hobson	Director	November 2, 2011
* Bradley A. Keywell	Director	November 2, 2011

Signature	Title	Date

* Eric P. Lefkofsky	Director	November 2, 2011
* Theodore J. Leonsis	Director	November 2, 2011
* Howard Schultz	Director	November 2, 2011

*By:	/s/ ANDREW D. MASON Andrew D. Mason, as attorney-in-fact

 EXHIBIT INDEX

Exhibit Number		Description
1.1		Form of Underwriting Agreement.
3.1	+	Fifth Amended and Restated Certificate of Incorporation.
3.2	+	Sixth Amended and Restated Certificate of Incorporation.
3.3	+	By-Laws, as currently in effect.
3.4	+	Amended and Restated By-Laws.
4.1	+	Specimen Class A common stock certificate of the Registrant.
4.2	+	Third Amended and Restated Investors Rights Agreement, dated as of December 10, 2010, between Groupon, Inc. and certain investors named therein.
5.1	+	Opinion of Winston & Strawn LLP.
10.1	+	2008 Stock Option Plan.**
10.2	+	Form of Notice of Grant of Stock Option under 2008 Stock Option Plan.**
10.3	+	2010 Stock Plan.**
10.4	+	Form of Notice of Grant of Stock Option under 2010 Stock Plan.**
10.5	+	Form of Notice of Restricted Stock Unit Award under 2010 Stock Plan.**
10.6	+	Employment Agreement, dated as of November 1, 2009, by and between Groupon, Inc. and Andrew D. Mason.**
10.7	+	Amendment to Employment Agreement, dated as of December 15, 2010, by and between Groupon, Inc. and Andrew D. Mason.**
10.8	+	Amended and Restated Employment Agreement, dated as of April 29, 2011, by and between Groupon, Inc. and Jason Child.**
10.9	+	Employment Agreement, dated as of March 15, 2010, by and between Groupon, Inc. and Robert S. Solomon.**
10.10	+	Amendment to Employment Agreement, dated as of December 15, 2010, by and between Groupon, Inc. and Robert S. Solomon.**
10.11	+	Employment Agreement, dated as of November 30, 2010, by and between Groupon, Inc., Groupon Ludic, Inc. and Brian Totty.**
10.12	+	Consulting Contract, dated May 12, 2010, between CityDeal Europe GmbH and Oliver Samwer, as amended.**
10.13	+
Share Exchange and Transfer Agreement, dated as of May 15, 2010, by and among CD-Inv Holding UG, CD-Rocket Holding UG, CityDeal Management UG, CityDeal Europe GmbH, Groupon Germany GbR and Groupon, Inc.
10.14	+	Earn-out Agreement, dated as of May 15, 2010, by and among CD-Inv Holding UG, CD-Rocket Holding UG, CityDeal Management UG, CityDeal Europe GmbH, Groupon Germany GbR and Groupon, Inc.

Exhibit Number		Description
10.15	+	First Amendment to Earn-Out Agreement, dated as of September 14, 2010, by and among CD-Inv Holding UG, CD-Rocket Holding UG, CityDeal Management UG, CityDeal Europe GmbH, Groupon Germany GbR and Groupon, Inc.
10.16	+
Second Amendment to Earn-Out Agreement, dated as of November 30, 2010, by and among CD-Inv Holding UG, CD-Rocket Holding UG, CityDeal Management UG, CityDeal Europe GmbH, Groupon Germany GbR and Groupon, Inc.
10.17	+	Agreement of Lease, dated as of October 14, 2010, by and between 600 West Chicago Associates LLC and Groupon, Inc.
10.18	+	Sublease, dated as of June 2010, by and between Lightbank LLC and Groupon, Inc.
10.19	+	Office Sublease Agreement, dated as of June 23, 2009, by and between InnerWorkings, Inc. and The Point.
10.20	+	Agreement of Lease, dated as of December 7, 2010, by and between 600 West Chicago Associates LLC and Groupon, Inc.
10.21	+	Agreement and Plan of Merger, dated as of May 6, 2010, by and among Groupon, Inc., Groupon Mobly, Inc., Goodrec, Inc. and the Stockholders' Representative named therein.
10.22	+	Agreement and Plan of Merger, dated as of November 30, 2010, by and among Groupon, Inc., Groupon Ludic, Inc., Ludic Labs, Inc. and the Stockholders' Representative named therein.
10.23	+	Separation Agreement and General Release, dated as of April 6, 2011, by and between Groupon, Inc. and Ken Pelletier.**
10.24	+	Transition Services and Separation Agreement and Mutual General Release, dated as of April 5, 2011, by and between Groupon, Inc. and Robert S. Solomon.**
10.25	+	Employment Agreement, dated as of April 15, 2011, by and between Groupon, Inc. and Mary Margaret H. Georgiadis.**
10.26	+	Letter Agreement, dated as of August 11, 2010, by and between Qpod.inc, IVP Fund A, L.P., IVP Fund B, L.P. and Groupon B.V. and Groupon, Inc.
10.27	+	Form of Indemnification Agreement.**
10.28	+	2011 Incentive Plan.**
10.29	+	Amendment to Transition Services Agreement and Mutual General Release, dated as of July 25, 2011, by and between Groupon, Inc. and Robert S. Solomon.**
10.30	+	Consulting Contract, dated May 12, 2010, between CityDeal Europe GmbH and Marc Samwer, as amended.**
10.31	+	Confidential Separation Agreement and General Mutual Release, dated as of October 17, 2011, by and between Mary Margaret H. "Margo" Georgiadis and Groupon, Inc.**
10.32	+
Amendment No. 1 to Agreement and Plan of Merger, dated as of September 22, 2011, by and between Groupon, Inc. and Mihir Shah, as the stockholders' representative on behalf of the stockholders named therein.
21.1	+	Subsidiaries of Groupon, Inc.
23.1	+	Consent of Ernst & Young LLP for Groupon, Inc.
23.2	+	Consent of Ernst & Young GmbH Wirtschaftsprüfungsgesellscaft.
23.3	+	Consent of Ernst & Young ShinNihon LLC.
23.4	+	Consent of Ernst & Young LLP for Ludic Labs, Inc. and Goodrec, Inc.
23.5	+	Consent of Winston & Strawn LLP (included in Exhibit 5.1).
24.1+		Power of Attorney.

**
Management contract or compensatory plan or arrangement.

+
Previously Filed.

QuickLinks

EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
  ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.
  ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
Report of Independent Registered Public Accounting Firm
Schedule II—Valuation and Qualifying Accounts
  ITEM 17. UNDERTAKINGS.
SIGNATURES
EXHIBIT INDEX